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                                                                     EXHIBIT 4.3

                               FORE SYSTEMS, INC.
                             1996 STOCK OPTION PLAN

1.       PURPOSE OF THE PLAN

         The purpose of the FORE Systems, Inc. 1996 Stock Option Plan (the "Plan") is to promote the interests of FORE Systems, Inc. (the "Company") and its stockholders by (i) attracting and retaining employees, directors, consultants and advisors of outstanding ability, (ii) motivating such persons, by means of performance-related incentives, to achieve longer-range performance goals, and (iii) enabling such persons to participate in the long-term growth and financial success of the Company.

2.       ADMINISTRATION

         Except as set forth in Section 6, the Plan shall be administered by a committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall at all times consist of two or more persons, each of whom qualifies as an "outside director" within the meaning of Section 162(m) or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code") and applicable Treasury regulations thereunder, if such qualification is deemed necessary in order for the grant or the exercise of awards made under the Plan to qualify for any tax or other material benefit to participants or the Company under applicable law. The Committee is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations to further the purposes of the Plan, and to make all other determinations necessary for the administration of the Plan. All such actions by the Committee shall be final and binding.

3.       SHARES

         (A) SHARES AVAILABLE. Subject to adjustment as provided in Section 7, awards in respect of an aggregate of up to 5,500,000 shares of the Common Stock of the Company, par value $.01 per share (the "Common Stock"), may be made under the Plan. During the term of the Plan, no participant shall be granted awards in respect of more than 400,000 shares of Common Stock in any calendar year. The Common Stock to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock which shall have been reacquired by the Company and held in its treasury.

         (B) SHARES SUBJECT TO TERMINATED AWARDS. The Common Stock covered by any unexercised portion of terminated stock options granted under the Plan may again be subject to new awards under the Plan. In the event the purchase price of a stock option is paid in whole or in part through the delivery of Common Stock, only the net number of shares of Common Stock issuable in connection with the exercise of the option shall be counted against the number of shares remaining available for the grant of awards under the Plan.

4.       FAIR MARKET VALUE

         For all purposes under the Plan, the term "Fair Market Value" shall mean, as of any applicable date: (i) if the principal securities market on which the Common Stock is traded is a national securities exchange or The Nasdaq National Market ("NNM"), the closing price of the Common Stock on such exchange or NNM, as the case may be, or if no sale of the Common Stock shall have occurred on such date, on the next preceding date on which there was a reported sale; or (ii) if the Common Stock is not traded on a national securities exchange or NNM, the closing price on such date as reported by The Nasdaq SmallCap Market, or if no sale of the Common Stock shall have occurred on such date, on the next preceding date on which there was a reported sale; or
(iii) if the principal securities market on which the Common Stock is traded is not a national securities exchange, NNM or The Nasdaq SmallCap Market, the average of the bid and asked prices reported by the National Quotation Bureau, Inc.; or (iv) if the price of the Common Stock is not so reported, the Fair Market Value of the Common Stock as determined in good faith by the Committee.


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5.       DISCRETIONARY AWARDS OF STOCK OPTIONS

         (A) DISCRETIONARY AWARDS. The Committee shall have the discretion to grant awards of stock options under the Plan to employees, directors, consultants and advisors of the Company or any of its subsidiaries ("Discretionary Awards"), provided that such consultants or advisors render bona fide services which are not in connection with the offer or sale of securities in a capital-raising transaction. The Committee shall determine and designate from time to time those individuals who shall receive Discretionary Awards and the number of shares of Common Stock to be covered by, and the other terms and conditions of, each Discretionary Award. In making its determinations, the Committee shall take into account the present and potential contributions of the respective individuals to the success of the Company, and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. Each Discretionary Award shall be evidenced by a written stock option agreement in such form as the Committee shall approve from time to time.

         (B) DESIGNATION OF DISCRETIONARY AWARDS. Discretionary Awards may be in the form of stock options which qualify as "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 or any successor provision of the Code, or stock options which do not so qualify ("Nonqualified Options"). Each Discretionary Award shall be designated in the applicable stock option agreement as an Incentive Stock Option or a Nonqualified Option, as appropriate.

         (C) EXERCISE PRICE. Discretionary Awards shall be granted at an exercise price of not less than 100% of the Fair Market Value on the date of grant. Incentive Stock Options granted to a participant who at the time of such grant owns (within the meaning of Section 424(d) of the Code) more than ten percent of the voting power of all classes of stock of the Company (a "10% Holder") shall be granted at an exercise price of not less than 110% of the Fair Market Value on the date of grant.

         (D) TERM AND TERMINATION. The Committee shall determine the term within which each Discretionary Award may be exercised, in whole or in part, provided that (i) such term shall not exceed ten years from the date of grant;
(ii) the term of an Incentive Stock Option granted to a 10% Holder shall not exceed five years from the date of grant; and (iii) the aggregate Fair Market Value (determined on the date of grant) of Common Stock with respect to which Incentive Stock Options granted to a participant under the Plan or any other plan of the Company and its subsidiaries become exercisable for the first time in any single calendar year shall not exceed $100,000. Unless otherwise determined by the Committee, all rights to exercise Discretionary Awards shall terminate on the first to occur of (i) the scheduled expiration date as set forth in the applicable stock option agreement, or (ii) thirty (30) days following the date of termination of employment for any reason other than the death or permanent disability (as defined in the Code) of the participant, or
(iii) one (1) year following the date of termination of employment by reason of the participant's death or permanent disability.

         (E) OTHER TERMS AND CONDITIONS. The Committee shall have the discretion to determine terms and conditions, consistent with the Plan, that will be applicable to Discretionary Awards. Awards granted to the same or different participants, or at the same or different times, need not contain similar provisions.

6.       AUTOMATIC AWARDS OF STOCK OPTIONS TO MEMBERS OF THE BOARD

         (A) INITIAL AWARD. Each person who first becomes a member of the Board after August 15, 1996 shall receive a Nonqualified Option to purchase 10,000 shares of the Common Stock (an "Initial Award") on the date such person first becomes a member of the Board. Unless otherwise determined by the Board, each Initial Award shall become exercisable in three annual installments of 3,334, 3,333 and 3,333 shares, respectively, beginning on the first anniversary of the date of grant, provided that the optionee continues to serve as a member of the Board on each such anniversary date.


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         (B) ANNUAL AWARDS. Each person who is a member of the Board immediately preceding the annual meeting of the stockholders of the Company in each year beginning in 1996 (the "Annual Meeting Date") shall receive a Nonqualified
Option to purchase 2,000 shares of the Common Stock (an "Annual Award") on the Annual Meeting Date, provided that in 1996, the Annual Award shall be made on August 15, 1996 to each person who is then a member of the Board and who was a member of the Board on the Annual Meeting Date in 1996. Each Annual Award shall be immediately exercisable in full.

         (C) EXERCISE PRICE. The exercise price of each Initial Award and each Annual Award shall be the Fair Market Value on the date of grant.

         (D) TERM AND TERMINATION. The term of each Initial Award and each Annual Award shall be ten years, provided that all rights to exercise options granted thereunder shall terminate on the first to occur of (i) the scheduled expiration date of such option, or (ii) one year following the date of termination of service as a director.

7.       ADJUSTMENTS TO REFLECT CAPITAL CHANGES

         The number and kind of shares subject to outstanding Discretionary Awards, Initial Awards and Annual Awards, the exercise price applicable thereto, and the number and kind of shares available for Discretionary Awards, Initial Awards and Annual Awards subsequently granted under the Plan shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the awards granted under the Plan. The Committee shall have the power and sole discretion to determine the nature and amount of the adjustment to be made in each case. The adjustment so made shall be final and binding on all participants.

8.       PAYMENT FOR STOCK

         Full payment for shares purchased upon exercise of awards granted under the Plan shall be made at the time the award is exercised in whole or in part. Payment of the purchase price shall be made in cash or in such other form as the Committee may approve, including, without limitation, (i) by the delivery to the Company by the participant of a promissory note containing such terms as the Committee may determine, or (ii) by the delivery to the Company by the participant of shares of Common Stock that have been held by the participant for at least six months prior to exercise of the award, valued at the Fair Market Value of such shares on the date of exercise or (iii) pursuant to a cashless exercise arrangement with a broker on such terms as the Committee may determine; provided, however, that if payment is made pursuant to clause
(i), the par value of the purchased shares shall be paid in cash. No shares of Common Stock shall be issued to the participant until such payment has been made, and a participant shall have none of the rights of a stockholder with respect to options held by such participant.

9.       TRANSFERABILITY

         Unless otherwise determined by the Committee with respect to Nonqualified Options, options granted under the Plan shall not be transferable other than by will or the laws of descent and distribution and are exercisable during a participant's lifetime only by the participant.

10.      WITHHOLDING

         The Company shall have the right to deduct from all amounts paid to a participant in cash as salary, bonus or other compensation any taxes required by law to be withheld in respect of awards granted under the Plan. In the Committee's discretion, a participant may be permitted to elect to have withheld from the shares otherwise issuable to the participant, or to tender to the Company, the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld.

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11.      CONSTRUCTION OF THE PLAN

         The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law provisions of such laws.

12.      NO RIGHT TO AWARD; NO RIGHT TO EMPLOYMENT

         Except as set forth in Section 6, no person shall have any claim of right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries or as giving any consultant, advisor or director any right to continue to serve in such capacity.

13.      AWARDS NOT INCLUDABLE FOR BENEFIT PURPOSES

         Income recognized by a participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) or group insurance or other benefit plans applicable to the participant which are maintained by the Company or any of its subsidiaries, except as may be provided under the terms of such plans or determined by resolution of the Board.

14.      NO STRICT CONSTRUCTION

         No rule of strict construction shall be implied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any award granted under the Plan or any rule or procedure established by the Committee.

15.      CAPTIONS

         All Section headings used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

16.      SEVERABILITY

         Whenever possible, each provision in the Plan and every award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and all other provisions of the Plan and every other award at any time granted under the Plan shall remain in full force and effect.

17.      LEGENDS

         All certificates for Common Stock delivered under the Plan shall be subject to such transfer and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Stock is then listed or quoted and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

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18.      AMENDMENT

         The Board may, by resolution, amend or revise the Plan, except that such action shall not be effective without stockholder approval if such stockholder approval is required to maintain the compliance of the Plan and/or awards granted to directors, executive officers or other persons with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule. The Board may not modify any options previously granted under the Plan in a manner adverse to the holders thereof without the consent of such holders, except in accordance with the provisions of Section 7.

19.      EFFECTIVE DATE; TERMINATION OF PLAN

         The Plan shall become effective on August 15, 1996, provided it has been approved by the stockholders of the Company. The Plan shall terminate on August 14, 2006, unless it is earlier terminated by the Board. Termination of the Plan shall not affect awards previously granted under the Plan.

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